Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF DECEMBER 31, 2015

BALANCE SHEETS AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON, EXECUTIVE VICE PRESIDENT—FINANCE
1271 AVENUE OF THE AMERICAS
40th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: March 23, 2016

Quarterly Financial Report as of December 31, 2015 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of December 31, 2015 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
Merit LLC (“Merit”)	09-17331	12/14/2009

The following Debtors’ chapter 11 cases were closed on January 28, 2016, pursuant to a final decree entered by the Bankruptcy Court (Docket No. 51920):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016

Quarterly Financial Report as of December 31, 2015 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, and Accompanying Schedules (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

LBHI (on September 15, 2008) and certain other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”.

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals;

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by March 31, 2016.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of December 31, 2015:

						Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
	Debtors

($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$1,167	$1,006	$16	$291	$2,480	$—	$2,480
Tax claims (2)	0	25	—	4	29	—	29
Distributions on Allowed Claims (not remitted) (3)	90	0	0	0	91	—	91
Secured, Admin, Priority Claims and Other	58	12	8	12	91	—	91

Subtotal, Claims Reserves	1,315	1,044	25	307	2,691	—	2,691

Cash pledged to JPMorgan (CDA) (4)	76	—	—	—	76	—	76
Citigroup and HSBC (5)	2,034	—	—	—	2,034	—	2,034
Other (6)	178	1	0	25	204	75	279

Total	$3,604	$1,044	$25	$332	$5,005	$75	$5,080

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the eighth Plan distribution on October 1, 2015. Amounts of claim reserves at LBSF and LBCC exclude amounts invested in loans to LBHI in the amount of $859 million and $125 million, respectively (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets).

(2)	The $29 million reserved at LBSF and LBCC represents the cash reserve for non-income tax issues.

(3)	Includes (i) $73 million related to the Office of Foreign Asset Control (“OFAC”) and (ii) $18 million related to other open items.

(4)	Represents cash deposited into accounts by LBHI and pledged to JP Morgan Chase Bank, N.A. (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010. The release of this cash is pending resolution of the Settlement, which is defined and discussed in Note 6 – Subrogated Receivables from Affiliates and Third Parties and in Note 13 – Legal Proceedings.

(5)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,007 million) and HSBC Bank PLC (“HSBC”) ($26 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties, because these institutions have asserted claims. The Company is in discussions with HSBC and commenced litigation against Citigroup regarding these deposits.

(6)	Includes: (i) $89 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $55 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $135 million of various miscellaneous items.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of December 31, 2015 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of October 1, 2015:

		(Activity 10/02/15—12/31/15)
$ in millions	Inventory as of October 1, 2015	Transfers and Reclassifications	Recovery Value Change (1)	Cash Activities (2)	Inventory as of December 31, 2015
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$61	$—	$(0)	$(25)	$36
Lehman Commercial Paper Inc.	225	—	(11)	(5)	209

Subtotal Debtors	287	—	(11)	(30)	245
Debtor-Controlled	404	—	2	(21)	385

Total Commercial Real Estate	690	—	(9)	(52)	630

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	67	—	12	1	79
Lehman Commercial Paper Inc.	74	—	7	(1)	80

Subtotal Debtors	140	—	19	(0)	159
Debtor-Controlled	43	—	0	(1)	41

Total Loans and Residential Real Estate	183	—	19	(1)	200

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	1	—	(0)	(0)	0
Lehman Commercial Paper Inc.	3	—	0	(0)	3

Subtotal Debtors	4	—	(0)	(0)	3
Debtor-Controlled	1,387	—	(26)	(108)	1,253

Total Private Equity / Principal Investments	1,391	—	(27)	(108)	1,257

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	154	(4)	47	(37)	160
Lehman Brothers Commodity Services Inc.	0	—	2	(2)	0
Lehman Brothers Commercial Corp.	4	—	(4)	—	—
Other Debtors	27	—	22	(43)	6

Subtotal Debtors	185	(4)	67	(82)	166
Debtor-Controlled	1	—	0	—	1

Total Derivative Receivables and Related Assets	186	(4)	67	(82)	167

Totals	$2,450	$(4)	$50	$(243)	$2,254

(1)	Represents adjustments to recovery values based on changes in market prices, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.
(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

As of December 31, 2015, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $630 million. Between October 1 and December 31, 2015, the Company:

•	monetized $65 million of inventory, primarily from the sale of various assets at LBHI of $25 million and PAMI Holdings LLC of $20 million; and

•	incurred $13 million of non-operating costs, primarily for asset improvements and/or transaction-related costs.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Balance Sheets as of December 31, 2013, Docket No.43916, for additional information) are excluded from estimated recovery values, as the outcomes, many of which are subject to litigation, are highly uncertain and contingent upon various legal factors outside of the Company’s control.

As of December 31, 2015, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $200 million. Between October 1 and December 31, 2015, the Company increased the estimated recovery value for the portfolio by $19 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

As of December 31, 2015, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $1,257 million. Between October 1 and December 31, 2015, the Company:

•	monetized $108 million of inventory, including $45 million from the sale of the investment in Antero Resources Corporation; and

•	decreased the estimated recovery value for the portfolio by $27 million.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Derivative Assets and Derivatives Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amount; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the CDA (refer to Note 6 for further detail), and (ii) LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of Disclosure Statement).

The Company continues to review amounts recorded for Derivative assets and liabilities. As the Company obtains further clarity on ultimate recovery values and/or claim amounts, including the results of negotiations with third parties and litigation settlements, the Company may record adjustments, which may be material, in future Quarterly Financial Reports.

As of December 31, 2015, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $167 million. Between October 1 and December 31, 2015, the Company:

•	collected $82 million from mediations and other settlements related to special purpose vehicles and with various other counterparties; and

•	increased the estimated recovery value for the portfolio by $67 million, primarily driven by settlements with certain counterparties.

As of December 31, 2015, the Company estimated aggregate Derivative liabilities, before any distributions, at $25.0 billion.

Hedging Programs

The Company conducts hedging programs to protect (i) against the loss of value of a portion of certain foreign affiliate receivables, real estate assets, and derivatives due to fluctuations in foreign exchange rates, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties. As of December 31, 2015, the Company’s currency hedging program included hedges against movements in the Euro, British pound, and Swiss franc, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates. Total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €913 million, £1,027 million, and CHF 272 million.

As of December 31, 2015, the cash posted as collateral, net of gain or losses on hedging positions, for Derivatives hedging activities of approximately $10 million and the Company’s foreign currency hedging program of $155 million is reflected on the Company’s Balance Sheets in “Derivatives Receivables and Related Assets” and “Receivables from Controlled Affiliates and Other Assets,” respectively.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a CDA effective March 31, 2010, which provided for, among other items:

•	Provisional settlement of JPM’s claims against the Debtors; and

•	LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Debtor-Controlled Entities and Non-Controlled Affiliates.

In accordance with the LBI Settlement Agreement, which was effective June 2013 between LBHI and certain other Debtors and Debtor-Controlled Entities and LBI, LBI waived any rights to any proceeds from the collateral held by JPM that was transferred to LBHI.

JPM Settlement Agreement

On January 25, 2016, LBHI and certain Controlled Affiliates and JPM entered into a Settlement Agreement (the “Settlement”) which provides for, among other things, the net cash payment by JPM to LBHI, LBSF and LBCS totaling $1.42 billion, the release of JPM’s lien on a collateral account, per the CDA, holding $76 million, and the final allowed amounts of the JPM derivatives claims (refer to Note 13 – Legal Proceedings for further discussion). The following table summarizes the impact of the Settlement on the Company receivables and cash, which will be recorded in future Balance Sheets:

$ in millions	Subrogated Receivables @ 12/31/15	Cash Receipt from JPM	Adjustments	Subrogated Receivables Post-Settlement (4)
LBHI
Lehman Brothers Special Finance	$1,636	$(1,061)	$60	$636
Lehman Brothers Commercial Corp	125	(104)	—	20
Lehman Brothers Finance S.A.	39	—	—	39
Lehman Brothers Holdings Japan Inc	59	—	—	59
Lehman Brothers Treasury Co. B.V.	14	—	—	14
Real Estate Private Equity Inc.	19	—	—	19
Lehman Brothers Commodity Services Inc.	—	—	7	7
Other (2)	97	(25)	(65)	8

	1,988	(1,190)	3	802

LBCS (1)(3)
Derivative Claims	—	(30)	30	—
LBSF (1)
Derivative Claims	—	(201)	201	—

Total Cash Collected		$(1,420)

(1)	The Settlement resulted in a reduction of the Liabilities Subject to Compromise at LBSF, LBCS and LBCC of approximately $264 million.
(2)	Includes adjustments related to asserted claims by JPM that were previously provisionally satisfied by LBHI pursuant to the CDA.
(3)	LBCS will have an allowed Class 4A claim for $29.7 million against LBSF.
(4)	Subrogated Receivables Post-Settlement includes $776 million of allowed claims (of which $661 million is newly allowed) and $26 million of claims in dispute.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $3.1 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $460 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of December 31, 2015:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$—	$300	$—	$—	$300	$—	$300
Secured Notes (2)	—	—	859	1,011	1,870	75	1,945
Fundings and other activites (3)	244	22	0	7	274	586	859

Receivables from Debtors and Debtor-Controlled Entities	244	322	859	1,019	2,444	661	3,104

Receivable related to Fenway (4)	92	—	—	—	92	—	92
Affiliate Claims (5)	144	1	27	1	173	0	173
Collateral Posted on Hedges	151	4	—	—	155	—	155
Other	28	(0)	(0)	0	28	11	39

Total Other Assets	415	5	27	1	448	12	460

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$659	$327	$885	$1,020	$2,892	$672	$3,564

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI.

(2)	Includes (i) loans from LOTC of $571 million, LBCC of $115 million and a Debtor-Controlled Entity of $75 million to LBHI, secured by LBHI assets; (ii) a loan from LBFP to LCPI of $200 million, secured by LCPI assets; and (iii) investments of $859 million and $125 million of LBSF’s and LBCC’s cash reserves for disputed claims, respectively, in secured notes issued by LBHI.

(3)	Includes (i) $226 million related to promissory notes issued by LBHI to certain Debtor-Controlled Entities, of which LBHI is the ultimate economic beneficiary; (ii) $195 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; (iii) $192 million of cash collections at LCPI for the benefit of certain Debtor-Controlled Entities, of which LCPI is the ultimate economic beneficiary; and (iv) $49 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $138 million of payments received by LBHI as a result of Plan distributions.

(5)	Includes (i) $91 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions; and (ii) $82 million from a total return swap related to future distributions on LBI claims held by LBHI; LBHI recorded an offsetting payable of $82 million in Payables to Controlled Affiliates and other liabilities.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of December 31, 2015 and the related activity since the previously filed Quarterly Financial Report as of October 1, 2015:

		Activity 10/2/15 - 12/31/15
	As of					As of
	October 1,		Cash	Claim	Debt	December 31,
$ in millions	2015	Cash Receipts	Distributions	Assignments	Forgiveness (2)	2015
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$28,943	$(3)	$—	$—	$(53)	$28,887
Lehman Commercial Paper Inc.	5,022	(9)	—	—	(0)	5,013
Lehman Brothers Special Financing Inc.	508	—	—	—	—	508
Other Debtors	708	—	—	—	(0)	708

Subtotal Debtors	35,181	(12)	—	—	(53)	35,116

Debtor-Controlled	4,398	—	—	(53)	(1)	4,344

Total	$39,579	$(12)	$—	$(53)	$(54)	$39,460

Due To Controlled (1)
Debtors:
Lehman Brothers Holdings Inc.	$4,615	$—	$—	$(53)	$(1)	$4,561
Lehman Commercial Paper Inc.	4,140	—	—	—	—	4,140
Lehman Brothers Special Financing Inc.	10,346	—	—	—	—	10,346
Other Debtors	892	—	—	—	(0)	892

Subtotal Debtors	19,994	—	—	(53)	(1)	19,940

Debtor-Controlled	12,616	—	(12)	—	(53)	12,551

Total	$32,610	$—	$(12)	$(53)	$(54)	$32,491

(1)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the December 31, 2015 Balance Sheets.

(2)	Includes debt forgiveness resulting from dissolution of Debtor-Controlled Entities.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of December 31, 2015:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$188	$(9,965)	$34	$(3,695)	$201	$(362)	$422	$(14,022)
LB Special Financing Inc	9,965	(188)	—	—	73	(255)	278	(25)	10,315	(468)
Lehman Commercial Paper Inc	3,695	(34)	255	(73)	—	—	162	(359)	4,112	(465)
LB Commodity Services Inc	100	(41)	—	(260)	—	(1)	—	(0)	100	(302)
LB Commercial Corporation	30	(15)	25	—	74	—	0	—	129	(15)
Structured Asset Securities Corp	223	—	0	—	—	(154)	—	—	223	(154)
Merit, LLC	—	(15)	—	(13)	198	—	—	—	198	(28)
LB OTC Derivatives Inc	0	(0)	0	—	—	—	—	—	0	(0)
Other Debtors	9	(130)	0	(5)	86	(6)	0	(0)	95	(141)
RACERS Claims (1)	959	—	—	—	—	—	—	—	959	—

Total Debtors	$14,981	$(422)	$468	$(10,315)	$465	$(4,112)	$641	$(746)	$16,555	$(15,596)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,542)	—	(0)	2,593	—	0	—	2,593	(2,543)
LB Pass-Through Securities Inc	176	—	—	—	93	—	—	—	269	—
LCPI Properties Inc	0	(513)	—	—	—	(0)	—	(0)	0	(513)
LB I Group Inc:
LB I Group Inc (PCO)	2,162	(29)	9	—	61	(1)	(0)	—	2,232	(30)
LB Offshore Partners Ltd	387	—	—	(0)	1	—	(0)	—	388	(0)
DL Mortgage Corp	—	(191)	0	—	772	—	—	—	772	(191)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	873	(90)	—	(2)	—	—	—	(86)	873	(178)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	191	(37)	—	—	—	—	—	—	191	(37)
Other:
Pami Ali LLC	1,815	(66)	1	—	847	(2)	—	(48)	2,662	(117)
Luxembourg Finance Sarl	844	—	28	—	—	—	67	—	939	—
Real Estate Private Equity Inc	600	—	—	—	—	—	—	—	600	—
Repe LBREP II Holdings, L.P.	220	—	—	—	—	—	—	—	220	—
LBHK Funding (Cayman) No.4	49	—	—	—	—	—	—	—	49	—
Lehman Brothers Global Services Inc.	69	—	—	(0)	—	(0)	—	(0)	69	(0)
LB Private Equity Advisers LLC	—	(89)	—	(0)	—	—	—	—	—	(90)
Lehman Investment Inc	—	(99)	—	(28)	148	—	—	—	148	(127)
Other	508	(482)	2	(1)	34	(25)	(0)	(11)	544	(518)
LB Re Financing No.1 Limited	6,010	—	—	—	—	—	—	—	6,010	—

Total Debtor-Controlled Entities	$13,906	$(4,138)	$40	$(31)	$4,548	$(28)	$67	$(146)	$18,561	$(4,344)

	$28,887	$(4,561)	$508	$(10,346)	$5,013	$(4,140)	$708	$(892)	$35,116	$(19,940)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of December 31, 2015:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$3,056	$(176)	$220	$(2,550)	$90	$(873)	$37	$(191)	$737	$(4,105)
Lehman Commercial Paper Inc.	—	(2,687)	1	(833)	—	—	—	—	27	(1,028)
Lehman Brothers Special Financing Inc.	—	—	—	(9)	2	—	—	—	29	(30)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$3,056	$(2,862)	$220	$(3,393)	$178	$(873)	$37	$(191)	$793	$(5,164)

Debtor-Controlled:
314 Commonwealth Ave Inc	$50	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	—	—	—	(50)	—	—	234	—
Repe LBREP III LLC (1)	—	—	—	—	—	—	—	—	123	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	222	—
LB I Group Inc.	—	—	—	—	—	—	—	—	—	(303)
LCPI Properties Inc.	—	—	—	—	—	—	—	—	—	(170)
Pami ALI LLC	170	(234)	303	—	—	—	—	—	—	(345)
Other	56	(0)	29	(7)	0	(2)	27	(22)	73	(161)

Total Debtor-Controlled Entities	$276	$(234)	$332	$(7)	$0	$(52)	$27	$(22)	$653	$(979)

Total	$3,331	$(3,096)	$552	$(3,400)	$178	$(925)	$64	$(213)	$1,446	$(6,143)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	173	(53)	2	—
Lehman Brothers Asia Holdings Limited	—	—	—	(30)	—	—	12	(23)	0	(353)
LB UK RE Holdings Limited	—	—	—	—	7	—	—	—	—	—
Other	0	(1)	1	(2)	(0)	—	112	(3)	59	(52)

Total	$0	$(1)	$1	$(32)	$7	$—	$374	$(79)	$811	$(405)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of December 31, 2015 and the related activity since the previously filed Quarterly Financial Report as of October 1, 2015:

		Activity 10/2/15—12/31/15
$ in millions	As of October 1, 2015	Cash Receipts	Claim Assignments (1)	Other (2)	As of December 31, 2015
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$19,945	$(10)	$374	$(367)	$19,943
Lehman Commercial Paper Inc.	138	—	—	(1)	137
Lehman Brothers Special Financing Inc.	1,302	(3)	—	(30)	1,270
Other Debtors	455	(6)	(77)	(1)	372

Subtotal Debtors	21,841	(18)	297	(399)	21,722

Debtor-Controlled	1,504	(3)	(299)	(10)	1,192

Total	$23,345	$(21)	$(1)	$(409)	$22,914

Due To Non-Controlled (3)
Debtors:
Lehman Brothers Holdings Inc.	$40,230	$—	$—	$(43)	$40,187
Lehman Commercial Paper Inc.	673	—	—	—	673
Lehman Brothers Special Financing Inc.	1,005	—	—	(27)	979
Other Debtors	99	—	—	(0)	99

Subtotal Debtors	42,007	—	—	(70)	41,938

Debtor-Controlled	567	—	—	(50)	517

Total	$42,574	$—	$—	$(119)	$42,454

(1)	Claim assignments primarily relate to the purchase by LBHI of $356 million of Lehman Brothers Asia Holdings Limited (“LBAH”) claims, net of distributions, from Other Debtors and Debtor-Controlled Entities.

(2)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate due to changes in foreign exchange rates. Other includes the impact from foreign exchange rates of approximately $346 million.

(3)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of December 31, 2015:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,284	$(24,238)	$713	$—	$—	$—	$111	$—	$3,107	$(24,238)
Lehman Brothers Finance S.A.	8,718	(720)	—	—	0	—	1	—	8,719	(720)
Lehman Brothers Bankhaus A.G.	1,182	(33)	—	(113)	—	(111)	26	—	1,208	(256)
LB UK RE Holdings Limited	765	—	—	—	—	—	—	—	765	—
Lehman Brothers (Luxembourg) S.A.	357	—	—	—	—	—	—	—	357	—
Thayer Properties Limited	225	—	—	—	—	(0)	—	—	225	(0)
SMF No 1 Limited	191	—	—	—	—	—	—	—	191	—
LB (PTG) Ltd	187	—	—	—	0	—	(0)	—	187	—
LB Lease & Finance No.1 Ltd	131	—	—	—	—	—	—	—	131	—
LB (Luxembourg) Equity Finance S.A	51	(59)	—	—	—	—	—	—	51	(59)
Longmeade Limited	12	—	—	—	—	(60)	—	—	12	(60)
LB RE Financing No.2 Limited (2)	0	(4,765)	—	—	—	—	—	—	0	(4,765)
Lehman Brothers Limited	0	(255)	—	(2)	—	(1)	0	(0)	0	(259)
Lehman Brothers International (Europe) Inc (3)	—	(788)	—	(571)	—	—	—	—	—	(1,359)
LB RE Financing No.3 Limited	—	—	521	—	—	—	—	—	521	—
Lehman Re Limited	—	(69)	—	—	—	—	—	(7)	—	(75)
Wood Street Investments Ltd	—	(194)	—	—	—	—	—	—	—	(194)
LB Holdings Intermediate 2 Ltd	—	(216)	—	—	—	—	—	—	—	(216)
LB UK Holdings Limited	—	(432)	—	—	—	—	—	—	—	(432)
Eldon Street Holdings Limited	—	(451)	—	—	—	(0)	—	0	—	(451)
Storm Funding Ltd	—	(163)	—	(3)	—	(46)	—	—	—	(212)
Asia
Lehman Brothers Asia Holdings Limited	3,668	(1)	—	—	—	—	—	(4)	3,668	(5)
LB Commercial Corp. Asia Limited	1,059	—	8	—	—	(1)	52	(68)	1,119	(69)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	267	—	—	—	—	—	—	—	267	—
LB Asia Capital Company	25	(0)	29	—	134	—	149	—	336	(0)
LB Securities Asia Limited	0	(145)	—	—	—	—	—	—	0	(145)
Lehman Brothers Japan Inc.	5	(89)	—	(136)	—	—	16	—	21	(225)
Lehman Brothers Asia Limited	—	(133)	—	—	—	(0)	—	0	—	(133)
Other
Claims held by third parties (4)	—	(7,101)	—	(87)	—	(426)	—	(1)	—	(7,614)
Other	452	(336)	0	(67)	3	(29)	17	(19)	472	(450)

Total	$19,943	$(40,187)	$1,270	$(979)	$137	$(673)	$372	$(99)	$21,722	$(41,938)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.

(3)	LBHI and other Debtors own allowed claims against LBIE in the aggregate face amounts of £200 million and £69 million, respectively.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(4)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including: ($ in millions)

Orignal creditor	LBHI	LBSF	LCPI	Total Debtors
Lehman Brothers Bankhaus A.G.	$(5,206)	$(0)	$(234)	$(5,441)
Lehman Brothers Securities NV	(539)	(47)	(11)	(598)
Storm Funding Ltd	(558)	—	—	(558)
LB Asia Capital Company	(436)	—	—	(436)
Lehman Re Limited	(234)	(17)	(123)	(374)
Other	(127)	(22)	(58)	(207)

Total Claims held by third parties	$(7,101)	$(87)	$(426)	$(7,614)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

		Admitted	Admitted and
		Claims in	Unsettled	Collections	Net
	Local	Local	Filed Claims	To Date in	Receivables
$ in millions	Currency	Currency	in USD	USD (6)	in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	$9,629	$(910)	$8,719
Lehman Brothers Treasury Co B.V.	USD	4,342	4,342	(1,318)	3,023
Lehman Brothers Treasury Co B.V. (1)	Various	—	113	(29)	84
Lehman Brothers Bankhaus A.G.	EUR	203	221	(194)	27
Lehman Brothers Bankhaus A.G. - Assigned (2)	EUR	8,842	9,601	(8,420)	1,182
LB UK RE Holdings Limited	GBP	1,188	1,750	(978)	772
Lehman Brothers (Luxembourg) S.A.	EUR	759	824	(467)	357
LB Holdings Intermediate 2 Ltd (3) (5)	—	—	826	—	826
Lehman Brothers International (Europe) Inc	GBP	350	520	(520)	—
LB RE Financing No.3 Limited	GBP	353	521	—	521
LB Commercial Mortgage Conduit Ltd	GBP	240	354	(279)	74
Thayer Properties Limited	GBP	172	253	(28)	225
LB (PTG) Ltd	GBP	170	250	(64)	187
Lehman Brothers Holdings Plc (4)	GBP	158	234	(10)	225
SMF No 1 Limited	EUR	202	219	(29)	191
LB Lease & Finance No.1 Ltd	GBP	122	179	(48)	131
LB (Luxembourg) Equity Finance S.A	EUR	96	104	(53)	51
Monaco NPL (No.1) Limited	GBP	62	91	(29)	62
Yellow Real Estate Ltd	USD	89	89	(89)	—
Longmeade Limited	GBP	43	64	(23)	41
Asia
Lehman Brothers Asia Holdings Limited (4)	HKD	82,330	10,634	(6,955)	3,680
LB Asia Capital Company	HKD	3,279	423	(87)	336
LB Asia Pacific (Singapore) PTE (5)	USD	366	366	—	366
LB Commercial Corp. Asia Limited	HKD	18,920	2,441	(1,318)	1,123
LB Investments PTE Ltd (5)	USD	456	456	(189)	267
LB Securities Asia Limited	HKD	2,023	261	(261)	—
Lehman Brothers Japan Inc.	JPY	17,249	143	(121)	23
GKI Development Inc.	KRW	103,363	88	(77)	11
Lehman Brothers Australia Ltd (4)	AUD	104	82	—	82
Sail Investor PTE Ltd	USD	63	63	(57)	6
Other			527	(203)	324

Total			$45,669	$(22,755)	$22,914

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against Lehman Brothers Treasury Co B.V. that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. (“Bankhaus”) of € 8.773 billion that were assigned as a result of the Harmonizing Resolution (refer to Note 9(c) – Settlement with Non-Controlled Affiliates for further information), net of €7.391 billion of distributions received by owners of the claims prior to the claims’ assignments to LBHI. €541 million of gross claims are in the process of being assigned to LBHI and are not reflected in the above table.

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances where the filed claims have not yet been admitted.

(4)	Amounts in “Admitted Claims in Local Currency” represent the allowed claims with Non-Controlled Affiliates.

(5)	Included are allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million. A filed subordinated claim by LB Holdings Scottish LP 3 of $6.139 billion against LB Holdings Intermediates 2 Ltd is fully reserved in the Balance Sheets.

(6)	“Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(7)	Other claims against Lehman Brothers Finance S.A., Lehman Brothers Bankhaus A.G., Lehman Brothers Treasury Co B.V. and Lehman Brothers International (Europe) Inc., acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Lehman Brothers Securities N.V. (“LBSN”) Wind-Down

In May 2015, the Trustees of LBSN completed its Wind-Down process and made a final distribution of cash and assets and completed its bankruptcy proceedings. The Wind-Down process consisted of the following: (i) an in-kind distribution, on a pro-rata basis, of an LBHI Class 4A Allowed Claim to holders of admitted claims into LBSN who elected to receive such Class 4A Claims, and (ii) distributions to its creditors from the sale of LBSN’s remaining claims against LBHI, LBSF, LBIE, LBCC and LBEL.

Pursuant to the above, (i) LBSN made an in-kind distribution of an LBHI Class 4A claim in the gross amount of $4.73 billion to (a) LBHI of $4.4 billion and (b) third party creditors of $0.3 billion, and (ii) LBHI received approximately $47 million as its pro-rata share of proceeds from the sale of LBSN’s remaining assets.

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus General Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the Harmonizing Resolution, as follows:

Pursuant to bilateral agreements with LBHI, various Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and agreed to assign to LBHI their direct claims against Bankhaus after their claims have been satisfied in full through the combination of distributions from Bankhaus on their direct claims and distributions from LBHI on their guarantee claims. LBHI agreed on the allowance of counterparties’ guarantees against LBHI.

As of December 31, 2015, LBHI has (1) satisfied guarantee claims allowed against LBHI with a face value of $10.3 billion and (2) been assigned or is in the process of being assigned direct claims against LB Bankhaus that correspond to the satisfied guarantee claims with a face value of €9.3 billion. In addition, as of February 26, 2016, €125 million of unsecured claims against Bankhaus have been assigned to LBHI pursuant to purchase agreements with third parties.

In addition, LBHI purchased the remaining 0.5% of non-participating creditor claims.

LB UK RE Holdings Limited

LB UK RE Holdings Limited (“LBUKRE”), a Non-Controlled Affiliate, was placed into administration proceedings on September 15, 2008. LBHI and its Controlled Affiliates held approximately 94% of the accepted claims against LBUKRE. Under a Voluntary Arrangement that was approved at a creditors meeting held on May 14, 2015, and became effective on July 22, 2015, the non-LBHI creditors were paid their final distributions on July 30, 2015.

LBUKRE has assigned to LBHI various assets, including gross claims against (i) LBIE of £43 million, (ii) LCPI of $9 million ($3.3 million, net of distributions), and (iii) certain Non-Controlled Affiliates of £0.4 million (£0.2 million, net of distributions). These assigned claims are reflected in the Due from/to Affiliates balances herein. LBUKRE’s remaining assets, consisting primarily of cash, real estate assets and non-performing loans are expected to be transferred to LBHI by June 2016.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Lehman Brothers Asia Holdings Limited’s Scheme of Arrangement

On September 22, 2015, Lehman Brothers Asia Holdings Limited proposed a Scheme of Arrangement (“Scheme”) to purchase the remaining Admitted Claims and Claims entitled to be Admitted from the general unsecured creditors of LBAH, excluding Debtors and Debtor-Controlled Entities. The Scheme would accelerate the final distribution to LBAH’s general unsecured creditors, leaving only LBHI and LBHI-Controlled entities with an interest in LBAH’s liquidation. This would result in the simplification of the administration of LBAH’s estate and a related reduction of costs.

The Scheme, though proposed by LBAH, is to be funded by LBHI. To that extent, on July 22, 2015, LBHI and LBAH entered into a Funding Deed (which was twice amended) whereby LBHI agreed to support the Scheme and to provide (i) funding for payment of all final distribution amounts and (ii) a contribution towards the Scheme’s costs. The final distribution amounts are calculated as 9.26% of each Scheme creditor’s admitted claim amount.

On October 27, 2015, a Scheme Creditors’ Meeting was held at which the creditors unanimously voted to approve the Scheme. On January 8, 2016, the Hong Kong Court approved the Scheme, and it became effective on January 27, 2016. In February 2016, LBHI paid $103 million to fund the Scheme.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 10 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $3.1 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $385 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of December 31, 2015:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$300	$300
Secured Notes (2)	1,745	200	—		1,945	—	1,945
Fundings and other activites (3)	387	262	11	14	673	186	859

Payables to Debtors and Debtor-Controlled Entities	2,132	462	11	14	2,618	486	3,104

Distributions on Allowed Claims (not remitted)	90	0	0	0	91	—	91
Misdirected wires	55	—	—	—	55	—	55
Other	108	13	(0)	0	121	119	240

Total Other Liabilities	253	13	0	0	267	119	385

Total Payables to Controlled Affiliates and other liabilities	$2,385	$475	$11	$14	$2,885	$605	$3,490

Refer to Note 7 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote explanations.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 11 – Taxes Payable

As of December 31, 2015, the Company has recorded an estimated $314 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes

As shown in LBHI Form 10-K filings during the periods 2003-2007 and the May 31, 2008 Form 10Q filing, LBHI paid cash taxes of $4.6 billion and $0.5 billion, respectively. Of the $5.1 billion paid during these periods, approximately $1.0 billion was disbursed to the IRS. This $1.0 billion included (i) approximately $650 million related to prior audit periods (1993-2000), certain non-refundable taxes, and other items, and (ii) approximately $350 million of regular tax liability for the year 2006.

Of the $1.0 billion disbursed to the IRS, $520 million has been applied to various tax settlements leaving approximately $480 million on deposit at the IRS (as per the IRS’ amended proofs of claim filed December 31, 2014 (Docket No. 47684). This $480 million is composed of:

(i)	$312 million excess payments, net of adjustments, related to income tax year 2006,

(ii)	$126 million of refunds related to taxes and penalties, excluding interest, for settled issues during the period 1997-2000 (Motion No. 9019 – March 20, 2010), and

(iii)	$42 million related to foreign tax credit carrybacks for the year 2001.

Amended Proofs of Claim

The IRS filed interim amended proofs of claim on December 10, 2013 (Docket No. 41450) and December 31, 2014 (Docket No. 47684) (together, the “Amended POC”) asserting an aggregate $419 million for taxes, penalties and interest due for the years 2001-2007. This $419 million includes:

(i)	$240 million of resolved income tax issues, estimated interest charges, estimated net impact of the five year NOL carryback, and the stock loan penalty,

(ii)	$150 million related to the unresolved Stock Loan litigation matter, and

(iii)	$29 million of resolved non-income tax issues.

The Amended POC does not reflect the interim Stock Loan settlement in May 2014, which abated the Stock Loan penalty of $64 million.

Audit Periods 2008-2010

The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Estimated amounts due to the IRS are reflected in the estimated taxes payable.

Right of Set-Off

The IRS has asserted its right of set-off against the $480 million remaining on deposit, as described above, for the $419 million in the Amended POC and may also assert a right of set-off related to audit periods 2008-2010 and subsequent.

Debtor Allocation Agreement

In accordance with the DAA, which become effective on the Effective Date, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of December 31, 2015 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of October 1, 2015:

($ billions)		Period Ending December 31, 2015			December 31, 2015 Claims Balance
	October 1,		Change in	December 31,
	2015 Claims		Estimated	2015 Claims				Other
Claim Category	Balance	Allowed Claims	Active Claims	Balance	LBHI	LCPI	LBSF	Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.0	0.0	(0.0)	25.0	0.0	0.0	22.5	2.5
Other	13.6	—	(0.0)	13.6	6.3	6.7	0.1	0.5

Total Direct Claims	137.9	0.0	(0.0)	137.9	104.8	6.8	22.5	3.7

Affiliate Claims Direct	107.8	—	(0.0)	107.7	58.8	23.1	20.5	5.3
Affiliate Guarantee Claims	12.7	—	—	12.7	12.7	—	—	—
Third Party Guarantee Claims	69.7	0.1	(0.2)	69.5	69.5	—	—	—

Total Liabilities Subject to Compromise	328.1	0.1	(0.3)	327.9	245.9	29.8	43.0	9.1

Taxes Payable	0.2	—	—	0.2	0.4	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$330.3	$0.1	$(0.3)	$330.2	$248.4	$29.9	$42.8	$9.1

Allowed Claims	319.6	0.1	—	319.6	240.7	29.8	40.7	8.3
Estimated Unresolved Claims to be Allowed	10.8	—	(0.3)	10.5	7.6	0.0	2.1	0.8

Total Claims	$330.3	$0.1	$(0.3)	$330.2	$248.4	$29.9	$42.8	$9.1

Less : Claims Distributions and other reductions (1) (2)				(128.3)	(80.9)	(23.4)	(16.8)	(7.2)
Post Petition Interest paid (2)				(0.2)	—	—	—	(0.2)

Net Claim Liability at December 31, 2015				$201.7	$167.5	$6.4	$26.1	$1.7

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.
(2)	Claims Distributions and other reductions and Post-Petition Interest paid include:

($ in billions)	Total Debtors	LBHI	LCPI	LBSF	Other Debtors

Claims Distributions and Post Petition Interest paid	$105.4	$68.3	$17.8	$12.9	$6.3
Other Reductions
Intercompany Funding Adjustments	7.9	—	4.1	3.0	0.8
Plan Adjustments	(0.6)	(2.6)	1.0	0.8	0.3
Assignment of Claims (a)	5.4	5.3	0.1	—	—
Third Party Guarantee Claims Satisfied (b)	8.4	8.4	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	1.0	0.4	0.4	0.1	0.0

Total Claims Distributions and other reductions and Post Petition Interest paid	$128.5	$80.9	$23.4	$16.8	$7.4

(a)	Claims assigned by Non-Controlled Affiliates (primarily LBSN of $3.2 billion and LB UK Financing Limited of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.

(b)	Allowed Guarantee claims (primarily Bankhaus $7.9 billion, LOTC $0.2 billion and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of December 31, 2015, Liabilities Subject to Compromise were estimated at approximately $199 billion, net of distributions and other reductions.

Through December 31, 2015, the Debtors have allowed approximately $319.6 billion in claims, and have approximately $57.2 billion of unresolved filed claims, which are estimated to be allowed at $10.5 billion (including $510 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $0.3 billion as compared to October 1, 2015.

On June 30, 2015, the Bankruptcy Court extended the period within which the Plan Administrator may file objections to or motions to estimate the remaining asserted claims for an additional eighteen months to March 6, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Distributions through October 1, 2015

The Debtors have made distributions through October 1, 2015 to creditors totaling $105.4 billion, of which $77.2 billion were payments on account of third party claims.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of December 31, 2015, LOTC has recorded an estimate of approximately $74 million for post-petition interest, net of (i) distributions to LBHI of approximately $130 million on claims that were purchased by LBHI from third party creditors for post-petition interest, and (ii) $11 million for Plan Adjustments. The $74 million excludes estimates for post-petition interest on affiliates claims and claims assigned to LBHI through the LBF Settlement in March 2013 [refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information]. LOTC has not recorded an estimate for post-petition interest payable to Debtor-Controlled Entities, as effectively all remaining cash at LOTC (after all allowed claims have been satisfied in full) flows to LBHI in the form of payment on post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $232 million for post-petition interest for both third party and affiliate claims (after all allowed claims have been satisfied in full). This amount is based on the Post-D8 Cash Flow Estimates and includes amounts that will be paid related to Plan Adjustments.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any potential recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

New litigation actions

GreenPoint Mortgage Funding Trust 2006-HE1 Litigation

On May 20, 2015, LBHI and SASCO (collectively, “Lehman”) commenced an adversary proceeding in the U.S. Bankruptcy Court for the Southern District of New York in which they asked the Court to (i) disallow or estimate at zero dollars for reserve purposes two proofs of claim filed by U.S. Bank, N.A., as Indenture Trustee for GreenPoint Mortgage Funding Trust 2006-HE1 (“U.S. Bank”), which purport to assert claims against LBHI and SASCO in excess of $1 billion dollars; (ii) disallow, subordinate, or estimate at zero dollars for reserve purposes a proof of claim filed by Syncora Guarantee Inc. (“Syncora”), which purports to assert claims against LBHI in excess of $1.3 billion; (iii) declare that Lehman Brothers Bank, FSB (“LBB”) validly assigned certain rights to LBHI (the “Ninth Cause of Action”); and (iv) declare that GreenPoint Mortgage Funding, Inc. (“GreenPoint”) must indemnify LBHI for its liability, if any, to U.S. Bank and Syncora.

On May 20, 2015, Lehman filed a motion to stay a parallel state court proceeding between U.S. Bank and GreenPoint, U.S. Bank N.A. v. GreenPoint Mortgage Funding, Inc., 600352/2009 (Sup. Ct. N.Y. City.) (the “State Court Action”). On July 1, 2015, the Bankruptcy Court held a hearing on Lehman’s motion, during which it took Lehman’s motion under advisement.

On August 4, 2015, GreenPoint filed a motion to dismiss the three causes of action asserted against it in Lehman’s adversary complaint, including the Ninth Cause of Action, or in the alternative, to abstain from hearing the Ninth Cause of Action or stay its determination as to the Ninth Cause of Action pending a ruling in the State Court Action about the validity of LBB’s assignment of certain rights to LBHI (the “Motion to Dismiss”). That same day,

GreenPoint also filed motions to withdraw the reference of the adversary proceeding to the Bankruptcy Court (the “Motion to Withdraw the Reference”) and to stay proceedings against it until the U.S. District Court for the Southern District of New York decided the Motion to Withdraw the Reference. On August 6, 2015, Lehman moved for summary judgment against

GreenPoint on its Ninth Cause of Action and asked the Bankruptcy Court to enter an order declaring LBB validly assigned certain of its rights to LBHI (the “Motion for Summary Judgment”).

On October 2, 2015, Lehman filed a motion to reduce the amount of the reserve (the “Syncora Reserve”) LBHI had established to satisfy Syncora’s claim against LBHI (the “Reserve Motion”). On January 14, 2016, Lehman and Syncora submitted a stipulation to the Bankruptcy Court pursuant to which (i) Lehman withdrew the Reserve Motion without prejudice, (ii) LBHI may reduce the Syncora Reserve from a reserve sufficient for a $600 million general unsecured claim against LBHI to a reserve sufficient for a $237.5 million general unsecured claim against LBHI, (iii) Lehman may not refile or renew the Reserve Motion or further seek to reduce the Syncora Reserve before May 19, 2016; (iv) Lehman and Syncora shall complete their document productions by April 6, 2016; and (v) Lehman and Syncora may begin taking depositions on March 16, 2016. On January 15, 2016, the Bankruptcy Court so-ordered the stipulation Lehman and Syncora had submitted the previous day.

On January 28, 2016, the court in the State Court Action entered an order in which it held LBB validly assigned certain of its rights to LBHI, and determined that U.S. Bank has standing to pursue mortgage put-back claims against Greenpoint. On February 10, 2016, GreenPoint withdrew its Motion to Withdraw the Reference. On February 17, 2016, GreenPoint filed a supplemental brief in support of its Motion to Dismiss in which it conceded it is collaterally estopped from disputing in the Bankruptcy Court that LBB validly assigned certain of its rights to LBHI.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 13 – Legal Proceedings (continued)

New litigation actions (continued)

LB Australia Litigation

On December 17, 2015, LBHI, LBSF and other LBHI-Controlled Entities finalized a settlement with Lehman Brothers Australia (“LBA”) and other former affiliates based in Australia. As part of the settlement, LBA agreed to dismiss its lawsuit against LBSF filed in the Federal Court of Australia. LBSF, which had countersued, also agreed to dismiss its claims. The settlement also resolved all outstanding intercompany claims into and by LBHI and LBHI-Controlled Entities.

Indemnification Claims Against Loan Sellers Arising from Allowance of Claims in Favor of Fannie Mae and Freddie Mac

The Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and collectively the “Agencies”) filed Proofs of Claim against Lehman Brothers Holdings Inc. (“LBHI”), including for alleged breaches of representations and warranties made by LBHI in connection with the sale of individual mortgage loans to the Agencies. After extensive, arms’-length negotiations, LBHI settled the Proofs of Claim. The Bankruptcy Court approved the Agency Settlements in January 2014 (Fannie Mae) and February 2014 (Freddie Mac). The Agency Settlements triggered indemnification rights against the originators of the breaching loans.

On June, 24, 2014, the Bankruptcy Court approved LBHI’s motion for an Order for Alternate Dispute Resolution Procedures Order for Indemnification Claims of the Debtors Against Mortgage Loan Sellers (the “ADR Procedures Order”). Thereafter, LBHI has aggressively pursued its indemnification rights both under the ADR Procedures Order and in litigation, including the February 3, 2016 filing of an omnibus adversary case against 150 originators.

HSBC Litigation

On December 4, 2015, LBHI, LBSF and LBCC (collectively “Lehman”) commenced an Adversary Proceeding and Objection to Claims in the United States Bankruptcy Court for the Southern District of New York. The complaint names HSBC Bank PLC, HSBC Bank USA National Association, HSBC France, and the Hongkong and Shanghai Banking Corporation Limited (“collectively HSBC”) as defendants. The complaint relates to HSBC’s valuation and assignment in connection with HSBC’s termination of approximately 10,000 derivative swaps with LBSF and LBCC following LBHI’s Chapter 11 filing on September 15, 2008.

In the adversary proceeding, Lehman asserts a variety of causes of action under the Bankruptcy Code and state law that seek to: (i) reduce and expunge the claims of certain HSBC parties and recover gains that accrued to those parties upon the termination of their derivative transactions with LBSF; (ii) reduce the claims of certain HSBC entities that are not commercially reasonable and/or were calculated in bad faith; and (iii) Declare that various assignments and set-offs among the HSBC entities were not permitted and must be undone.

Daiwa Litigation

On December 23, 2015, LBHI as Administrator for LBSF filed an Adversary Proceeding Complaint in the United States Bankruptcy Court for the Southern District of New York, naming Daiwa Securities Capital Markets Co. Ltd. (“Daiwa”) as defendant. The complaint relates to Daiwa’s termination and valuation of 955 derivatives transactions (the “Transactions”) with LBSF following LBHI’s Chapter 11 filing on September 15, 2008. The complaint asserts that (i) Daiwa breached its contract with LBSF, as well as the implied covenant of good faith and fair dealing, by not reasonably determining in good faith its total losses and costs or gains in connection with the termination of the Transactions, and (ii) that Daiwa’s claims should be disallowed and expunged.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with significant updates since October 1, 2015

LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”)

On September 30, 2015, the U.S. District Court for the Southern District of New York issued an Order in the Collateral Case granting JPMorgan’s motion for summary judgement in part and denying it in part and denying LBHI’s motion for summary judgement in its entirety. The Court also requested briefing on the question of whether LBHI’s remaining 6 bankruptcy claims should be referred to the Bankruptcy Court for trial. The briefing on those issues concluded on November 6, 2015. On November 17, 2015 the parties asked the Court to take no action on the proceeding for 60 days. The Court then directed the parties to provide a status report on December 31, 2015.

During the 60 day stay of the Collateral Case, the parties negotiated a Settlement of the Collateral Case and Derivatives Objection (the “Settlement”). Under the Settlement, JPMorgan will pay LBHI $1.42 billion and release its lien on an LBHI account holding $76 million, for an aggregate cash settlement amount of $1.496 billion. On January 25, 2016, LBHI filed a motion in the Bankruptcy Court seeking an Order approving the Settlement. The Settlement does not include the Deficiency Objection or any other pending objections to JPMorgan’s claims. On February 8, 2016, the Bankruptcy Court approved the Settlement (the “Settlement Order”).

On February 18, 2016, a pro se litigant whose only claims against Lehman were disallowed and expunged in 2012, filed a purported appeal of the Settlement Order. On February 23, LBHI filed a motion in the district court seeking to have the purported appeal dismissed on an expedited basis. On March 11, 2016, The District Court dismissed the appeal and set a hearing for LBHI’s motion for sanctions on March 24, 2016. On March 18, 2016, the District Court’s Order dismissing the purported appeal, was appealed to the 2nd Circuit Court of Appeals. That same day, LBHI filed a motion seeking dismissal of that purported appeal on an expedited basis.

SPV Avoidance Actions

On October 12, 2015, LBSF filed its Fourth Amended Complaint. On December 14, 2015, the defendants served and filed their unified Motion to Dismiss the Fourth Amended Complaint. LBSF filed opposing papers on February 19, 2016 and the defendants reply papers are due by April 4, 2016. Refer to the filed Quarterly Financial Report as of October 1, 2015 for previous disclosure.

Federal Tax Litigation – Stock Loan

The Company filed a Notice of Appeal with the Second Circuit and filed its final reply brief on February 16, 2016. The trial (oral arguments) is anticipated to occur by the end of 2016. Refer to the filed Balance Sheet as of April 2, 2015 for previous disclosure.

LCOR Alexandria LLC and PTO Holdings LLC, et al.

In March 2016, the case was settled. The terms of the settlements are confidential.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with no significant updates since October 1, 2015

•	Republic of Italy—Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG—Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation—Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Michigan State Housing Development Authority Litigation—Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation—Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Mortgage Sellers—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	RMBS Trustees—Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure

•	Federal Tax Litigation – stock loan—Refer to the filed Quarterly Financial Report as of April 2, 2015 for previous disclosure

•	Federal Home Loan Bank of New York (FHLB-NY)—Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure

•	LMA Avoidance Actions - Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure
•	Federal Home Loan Bank of Cincinnati (“FHLB Cin”)-Refer to the filed Quarterly Financial Report as of October 1, 2015 for previous disclosure

•	LBIE Sub-Debt Waterfall Application- Refer to the filed Quarterly Financial Report as of October 1, 2015 for previous disclosure

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2015

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08- 13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company

Assets
Cash and short-term investments	$85	$58	$6	$9	$3	$32	$169	$32	$2	$117	$512	$443	$955
Cash and short-term investments pledged or restricted	3,604	1,044	99	82	0	0	2	25	0	148	5,005	75	5,080
Financial instruments and other inventory positions:
Commercial Real Estate	36	0	—	—	—	—	—	210	—	—	245	384	630
Loans and Residential Real Estate	79	—	—	—	—	—	—	80	—	—	159	41	200
Principal investments	0	—	—	—	—	—	—	3	—	—	3	1,253	1,257
Derivative Receivables and Related Assets	—	160	0	—	0	—	—	—	—	6	166	1	167

Total Financial instruments and other inventory positions	115	160	0	—	0	—	—	293	—	6	574	1,680	2,254
Subrogated Receivables from Affiliates and Third Parties	1,988	—	—	—	—	—	—	—	—	—	1,988	—	1,988
Receivables from Debtors and Debtor-Controlled Entities and other assets	659	885	0	240	572	200	0	327	0	7	2,892	672	3,564
Investments in Affiliates	(27,495)	184	—	—	—	—	—	473	—	(189)	(27,028)	(22,402)	(49,430)
Due from Affiliates:
Debtors and Debtor- Controlled Entities	28,887	508	302	15	0	—	1	5,013	0	389	35,116	4,344	39,460
Non-Controlled Affiliates	19,943	1,270	127	227	—	—	—	137	—	18	21,722	1,192	22,914

Total Due from Affiliates	48,830	1,778	429	243	0	—	1	5,150	0	407	56,837	5,537	62,374

Total Assets	$27,787	$4,109	$533	$574	$576	$232	$173	$6,299	$2	$495	$40,780	$(13,995)	$26,785

Liabilities and Stockholders’ Equity
Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$2,385	$11	$0	$0	$0	$0	$0	$475	$0	$13	$2,885	$605	$3,490
Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	0	—	—	0	12,551	12,551
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	517	517
Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	13,068	13,068

Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	389	(188)	(22)	(6)	37	(13)	1	25	—	(2)	221	93	314
Liabilities Subject to Compromise	165,036	26,260	373	334	77	0	4	6,395	173	747	199,398	0	199,399

Total Liabilities	169,845	26,082	351	328	114	(13)	5	6,895	173	758	204,540	13,767	218,306

Stockholders’ Equity	(142,058)	(21,973)	182	246	461	244	168	(596)	(171)	(262)	(163,760)	(27,762)	(191,522)

Total Liabilities and Stockholders’ Equity	$27,787	$4,109	$533	$574	$576	$232	$173	$6,299	$2	$495	$40,780	$(13,995)	$26,785

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 35.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 36.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2015 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC (2) 08-13600	CES Aviation LLC (2) 08-13905	CES Aviation V (2) 08-13906	CES Aviation IX (2) 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC (2) 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC (2) 09-17503	LB Preferred Somerset LLC (2) 09-17505	PAMI Statler Arms LLC (2) 08-13664	MERIT LLC 09-17331	Other Debtors (1)

Assets
Cash and short-term investments	$51	$4	$0	$0	$0	$(0)	$—	$(1)	$(0)	$13	$—	$—	$—	$49	$117
Cash and short-term investments pledged or restricted	—	—	—	—	140	0	2	1	—	2	—	—	—	3	148
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	6	6

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	6	6
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Debtors and Debtor-Controlled Entities and other assets	0	—	—	—	0	4	—	4	0	—	—	0	—	—	7
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Debtors and Debtor- Controlled Entities	138	—	0	—	154	—	67	—	—	1	—	—	—	28	389
Non-Controlled Affiliates	0	—	—	—	—	—	—	—	—	—	—	—	—	17	18

Total Due from Affiliates	139	—	0	—	154	—	67	—	—	1	—	—	—	45	407

Total Assets	$190	$4	$0	$0	$294	$4	$(121)	$4	$0	$17	$—	$0	$—	$103	$495

Liabilities and Stockholders’ Equity
Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$—	$—	$0	$0	$4	$0	$2	$1	$—	$2	$0	$—	$0	$4	$13
Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	(0)	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	—	—	4	3	412	2	—	2	32	5	7	10	—	270	747

Total Liabilities	—	—	4	3	413	3	2	3	31	7	8	10	0	274	758

Stockholders’ Equity	190	4	(4)	(3)	(119)	1	(122)	1	(31)	9	(8)	(10)	(0)	(171)	(262)

Total Liabilities and Stockholders’ Equity	$190	$4	$0	$0	$294	$4	$(121)	$4	$0	$17	$—	$0	$—	$103	$495

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	The chapter 11 case was closed on January 28, 2016, pursuant to a final decree entered by the Bankruptcy Court (Docket No. 51920).

Quarterly Financial Report as of December 31, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and NON DEBTOR ENTITIES

Balance Sheets As of December 31, 2015 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities

Assets
Cash and short-term investments	$46	$5	$104	$93	$22	$0	$2	$3	$1	$168	$—	$443
Cash and short-term investments pledged or restricted	2	6	4	2	4	—	—	10	—	48	—	75
Financial instruments and other inventory positions:
Commercial Real Estate	(12)	131	—	0	211	(0)	(0)	26	—	28	—	384
Loans and Residential Real Estate	41	0	1	0	—	—	—	—	—	—	—	41
Principal investments	0	—	942	—	—	—	(0)	1	—	310	—	1,253
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	28	131	942	0	211	(0)	(0)	28	—	339	—	1,680
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Debtors and Debtor-Controlled Entities and other assets	216	0	37	76	0	93	74	27	—	297	(148)	672
Investments in Affiliates	(27,090)	1	0	9	—	(86)	56	(217)	—	(168)	5,091	(22,402)
Due from Affiliates:
Debtors and Debtor- Controlled Entities	3,331	—	552	—	—	178	64	697	—	749	(1,227)	4,344
Non-Controlled Affiliates	0	—	1	—	—	7	374	29	749	32	—	1,192

Total Due from Affiliates	3,332	—	553	—	—	185	437	726	749	781	(1,227)	5,537

Total Assets	$(23,466)	$143	$1,639	$180	$237	$193	$569	$576	$750	$1,466	$3,716	$(13,995)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$5	$7	$305	$65	$2	$0	$1	$72	$—	$297	$(149)	$605
Due to Affiliates:
Debtor-Controlled Entities	3,096	—	3,400	71	—	925	213	3,137	939	1,996	(1,227)	12,551
Non-Controlled Affiliates	1	—	32	11	—	—	79	8	—	386	—	517

Total Due to Affiliates	3,097	—	3,432	82	—	925	293	3,145	939	2,382	(1,227)	13,068
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	68	—	5	—	—	10	(18)	27	—	—	—	93
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	3,170	7	3,742	147	2	935	276	3,245	939	2,679	(1,376)	13,767

Stockholders’ Equity	(26,636)	136	(2,102)	33	235	(743)	293	(2,668)	(189)	(1,213)	5,092	(27,762)

Total Liabilities and Stockholders’ Equity	$(23,466)	$143	$1,639	$180	$237	$193	$569	$576	$750	$1,466	$3,716	$(13,995)

See accompanying Notes to Balance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

	Lehman	Lehman		Property Asset		Other Debtor-	Total LBHI	Cost and Unpaid
	Brothers	Commercial	Total Debtor	Management	PAMI Holdings	Controlled	Controlled	Principal
$ in millions	Holdings Inc.	Paper Inc.	Entities	Inc.	LLC	Entities	Entities	Balances (2)
Commercial Real Estate
North America
Whole loans Senior	$0	$19	$20	$—	$—	$—	$20	$32
Equity	—	—	—	46	103	16	165	345
Real Estate Owned and Other	36	61	96	85	109	13	303	1,087

Subtotal	36	80	116	131	211	29	487	1,464
Europe
Whole loans B-notes/Mezzanine	—	75	75	—	—	—	75	164
Equity	—	54	54	—	—	13	67	173
Other	—	—	—	—	—	1	1	5
Subtotal	—	130	130	—	—	13	143	342

Total Commercial Real Estate	$36	$210	$246	$131	$211	$42	$630	$1,805

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 6 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $57 million that are not included in the schedule above.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

				Cost and
	North			Unpaid Principal
$ in millions	America	Europe	Total	Balances (2)
Commercial Real Estate
Senior Whole Loans
Hotel	$11	$—	$11	$10
Land/Other	8	—	8	22

Total Senior Whole Loans by Type	19	—	19	32
B-Note/Mezz Whole Loans
Office/Industrial	—	75	75	164

Total B-Notes/Mezz Whole Loans by Type	—	75	75	164
Equity
Office/Industrial	33	3	36	25
Hotel	—	10	10	71
Multi-family	8	—	8	3
Mixed-use	—	54	54	103
Condominium	84	—	84	234
Land/Other	40	—	40	83

Total Equity by Type	165	67	232	518
Real Estate Owned
Hotel	138	—	138	151
Land	155	—	155	874
Other	10	1	11	66

Total Real Estate Owned by Type	303	1	304	1,091

Total Commercial Real Estate	$487	$143	$630	$1,805

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 6 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $57 million that are not included in the schedule above.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Debtor- Controlled Entities	Total LBHI- Controlled Entities
	Notional (2)
2016	3	—	24	27
2017 and over	5	299	—	304

Subtotal Loans	7	299	24	331

Residential Real Estate (3)	229	0	47	276

Total Loans and Residential Real Estate	$236	$299	$71	$606

	Recovery Value
2016	3	—	22	25
2017 and over (4)	1	79	—	80

Subtotal Loans	3	79	22	104

Equity positions—Loans	32	1	1	33
Residential Real Estate	44	0	19	63

Total Loans and Residential Real Estate	$79	$80	$41	$200

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.

(3)	Cost information primarily represents: (i) for whole loans (RV $0.2 million / Cost $0.3 million), the remaining outstanding or unpaid principal balance; and (ii) for mortgage backed securities (“MBS”) (RV $61.6 million / Cost $275.5 million), the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information is not included for legal claims, mortgage servicing rights and MBS with zero recovery value.

(4)	Includes approximately $37 million in LCPI related to defaulted securities with past maturity dates.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

		Assets held for
		the benefit of	Total per
$ in millions	Total (1)	LCPI (3)	Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$0	$—	$0
Lehman Commercial Paper Inc.	303	(300)	3

Total Debtors	303	(300)	3

Debtor-Controlled:
LB I Group Inc. (2)	642	300	942
Other Debtor-Controlled	311	—	311

Total Debtor-Controlled	953	300	1,253

Total	$1,257	$—	$1,257

By Product Type
Private Equity / Diversified Funds	$960
Real Estate Funds	287
Other	9

Total	$1,257

Investments at cost (4)	$1,386
Unpaid Principal Balances (5)	$42

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.

(5)	Represents the remaining outstanding principal balance on corporate loans.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Derivative Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets—Receivables, Net
Open	$—	$—	$71	$—	$—	$—	$—	$—	$—	$—	$71
Terminated / Matured	—	—	61	0	—	—	—	—	—	—	61

Total	—	—	132	0	—	—	—	—	—	—	132
Other Derivative Related Assets (2)	—	—	28	—	—	—	—	—	—	6	34

Total Derivatives and Related Assets	$—	$—	$160	$0	$—	$—	$—	$—	$—	$6	$166

# of Counterparty contracts
Open	—	—	78	—	—	—	—	—	—	—	78
Termed / Matured	—	—	282	2	1	5	—	23	2	—	315

Total	—	—	360	2	1	5	—	23	2	—	393

SPV Receivables (3)	$—	$—	$18	$—	$—	$—	$—	$—	$—	$—	$18

Liabilities—Payables
Agreed (4)	$(22)	$(2)	$(20,162)	$(1,347)	$(494)	$(385)	$(39)	$(57)	$(77)	$—	$(22,586)
Pending Resolution (5)	—	—	(2,291)	(49)	(0)	(102)	—	—	(2)	—	(2,445)

Total	$(22)	$(2)	$(22,453)	$(1,397)	$(494)	$(487)	$(39)	$(57)	$(79)	$—	$(25,030)

# of Counterparty contracts	4	1	2,356	250	161	192	9	14	93	—	3,080

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.

(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.

(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.

(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Quarterly Financial Report as of December 31, 2015 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

October 2, 2015 – December 31, 2015

$ millions	Actual Cash Collected	Post-Eighth Distribution Cash Flow Estimates (1)	10/1/2015 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post Eighth Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 10/1/15 Balance Sheets Value
Loans and Residential Real Estate
Other Loans	$3	$—	$—	$3	$3
Other Residential Real Estate	7	2	2	5	5

Total Loans and Residential Real Estate	$10	$2	$2	$8	$8

Private Equity / Principal Investments
Antero Resources LLC	$45	$50	$50	$(5)	$(5)
Other Direct sales	21	19	19	2	2
GP and LP Stakes in PE and Hedge Funds	41	40	40	2	2

Total Private Equity / Principal Investments	$108	$109	$109	$(1)	$(1)

Derivatives
Other sales	$82	$35	$35	$47	$47

Total Derivatives	$82	$35	$35	$47	$47

Real Estate
Other sales	$64	$66	$66	$(2)	$(2)

Total Real Estate	$64	$66	$66	$(2)	$(2)

Total Significant Monetizations	$264	$212	$212	$51	$51

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Represents estimated recoveries reflected in the Post Seventh Distribution Cash Flow Estimates for the asset.

(2)	Represents the recorded value reported on the prior period Balance Sheets (as of October 1, 2015) for the asset.